SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AGREEMENT (the "Agreement") is entered into as of the first date on the signature page hereto, by and between INTELLICHECK MOBILISA, INC., a Washington corporation (the "Company"), and BONNIE LUDLOW ("Executive") (together, the "Parties").

RECITALS

WHEREAS, Executive is a Senior Vice President of the Company, has served in that role since March 2008 to the present, and is a member of the Company's Board of Directors;

WHEREAS, the Executive has decided to retire from the Company;

WHEREAS, the Executive's employment is not currently subject to any employment agreement, and Executive does not have any non-competition or non-solicitation obligations to the Company;

WHEREAS, the Company desires to obtain certain commitments from Executive including a consulting relationship together with a waiver and release of claims for the consideration set forth herein; and

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. EXECUTIVE'S SEPARATION.

a. Executive's employment with the Company and any subsidiaries and affiliated entities shall end on September 30, 2014 (the "Separation Date"). As of the Separation Date, Executive shall also resign from the Company's Board of Directors (the "Board") and any subsidiary or affiliated entity of the Company (including Mobilisa, Inc. and Positive Access Corporation) and Executive agrees she shall execute documents necessary to effect such resignations.

b. Upon the Separation Date, or as soon as practicable thereafter (to the extent permitted by applicable law), Executive will receive from the Company (i) any unpaid base salary accrued up to and including the Separation Date, (ii) pay for any accrued but unused vacation earned up to and including the Separation Date, (iii) any unpaid bonus or sales commission payments earned up to and including the Separation Date, (iv) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (v) any unreimbursed business expenses to which Executive is entitled to reimbursement under the Company's expense reimbursement policy, and (vi), as more fully provided in Section 6, rights to indemnification Executive may have under the Company's Articles of Incorporation, Bylaws, or separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies.

c. Upon the Separation Date, Executive shall return to the Company all files, records, credit cards, keys, equipment, and all other Company property or documents maintained by Executive for the Company's use or benefit, with the exception of items listed on Schedule 1 to this Agreement, which property Executive will retain for use during the applicable period in Section 2.

d. In the event Executive leaves any personal property on the Company premises, or has personal mail or packages delivered to the Company, or the Company discovers any of Executive's personal property or receives Executive's mail or packages, the Company will notify Executive to that effect and make reasonable arrangements for Executive to pick up or otherwise receive such property.

e. Except as reasonably necessary to perform Executive's Section 2 obligations, during the Consulting Period, Executive shall not, directly or indirectly, in her own capacity or through one or more affiliates, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, or agent, or through stock ownership, investment of capital, lending of money or property, or rendering of services, or otherwise, engage in the business of providing mobile and wireless technology solutions for identity document authentication (the "Business"); provided, that Executive may own not more than 5% of the outstanding shares of a company engaged in such business if such shares are listed on a national securities exchange.

f. Except as reasonably necessary to perform Executive's Section 2 obligations, during the Consulting Period, Executive shall not, directly or indirectly: (a) accept or solicit (or assist in the solicitation of) any person or business who was a customer or active prospect of the Company or any of its affiliates during Executive's employment with the Company for purposes related to the Business of the Company; (b) contact any person or business who was a supplier, customer, or active prospect of the Company or any of its affiliates during Executive's employment with the Company for the purpose of soliciting an order or establishing a relationship related to the Business of the Company; (c) encourage any customer, client, or business party of the Company to cease doing business with the Company or to terminate or limit an existing relationship or arrangement with the Company; (d) solicit or otherwise encourage any employee, contractor, or consultant of the Company or its affiliates ("Covered Workers") to terminate any employment or contractual relationship with the Company or its affiliates; or (e) otherwise interfere with the performance of current or former Covered Workers of their obligations or responsibilities to the Company or its affiliates.

2. EXECUTIVE'S CONSULTING ADVICE AND ASSISTANCE. Executive shall be retained as a consultant by the Company for a minimum initial term of fifteen (15) months commencing on October 1, 2014, to provide advice and assistance to the Company's senior executives and its Board of Directors, specifically regarding the Company's government contracting activities, and in consideration for such consulting activities, will receive the Retainer Fee set forth in Section 3 below. Executive may continue to provide such consulting advice and assistance to the Company for an additional nine (9) month period commencing on January 1, 2015, should Executive and Company mutually agree to such extension. The initial fifteen (15) months, plus the additional nine (9) months if mutually agreed, shall be referred to in this Agreement as the "Consulting Period." Because of the value of Executive's unique perspective, experience, knowledge with regard to government contracts, and connections as a Company founder and long time executive and board member, Executive's advice and assistance shall not require any set number of hours or delivery of a particular work product. Any travel associated with providing such advice and assistance shall be scheduled to accommodate Executive's other business and personal commitments, and all expenses associated with Executive's travel shall be paid or promptly reimbursed by the Company. Any mileage reimbursement or similar expense shall be paid by the Company at standard Company reimbursement rates. THE COMPANY ACKNOWLEDGES THAT EXECUTIVE MAY BE ACTIVELY TRADING COMPANY STOCK IN THE PUBLIC MARKETS, AND AGREES THAT UNDER NO CIRCUMSTANCES WILL THE COMPANY COMMUNICATE ANY MATERIAL NONPUBLIC INFORMATION TO EXECUTIVE IN CONNECTION WITH HER CONSULTING ADVICE AND ASSISTANCE. Executive will serve solely as an independent contractor, not as an employee. In performing the consulting activities described above, Executive will act solely in Executive's own capacity and not on behalf of the Company and will not bind the Company. After the Separation Date,

Executive has no authority to enter into contracts or agreements on behalf of the Company or in any form to bind the Company, transact any business in its name or on its behalf in any manner, or make any promises or representations on behalf of the Company. Executive will be solely responsible for and will pay all taxes in respect of fees paid under this Agreement; the Company will not be responsible to withhold taxes or other amounts from any payments under this Agreement; and Executive will be solely responsible for taxes, Social Security contributions, and all other similar obligations, as well as for insurance coverage, health insurance, retirement and disability protection for Executive.

3. CONSIDERATION. In consideration of the terms, representations, and promises contained in this Agreement, the Company will provide Executive with the following payments and benefits:

a. Company will pay Executive a separation payment in the amount of Seventy-Five Thousand Dollars ($75,000.00), payable in two (2) installments of Thirty Seven Thousand Five Hundred Dollars ($37,500.00) each, with the first installment due on Wednesday, October 1, 2014, and the second installment due on Thursday, January 15, 2015;

b. In connection with the consulting arrangement described above, Company will pay Executive a Retainer Fee of Seven Thousand Five Hundred Dollars ($7,500.00) per month (the "Retainer Fee"), with each monthly payment due on the first business day of each month, and such payments commencing on Wednesday, October 1, 2014. Payment of the Retainer Fee will continue for a minimum term of fifteen (15) months, resulting in a minimum retainer fee payment to Executive of One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00), and will continue to be paid for twenty-four (24) months in the event Executive and the Company together elect that Executive will continue providing consulting advice and assistance to the Company consistent with the terms of Section 2.

c. If called to provide testimony in any proceeding against Steve Williams (the Company's former CEO) or in connection with any investigation or review by the Company or any federal, state, or local regulatory, quasi-regulatory, or self governing authority related to any matter regarding the Company, or Executive's service to the Company, or an event that occurred while Executive was employed by the Company, the Company will pay all of Executive's related reasonable costs and expenses (including any attorneys' fees for the counsel of Executive's choice if Executive believes that obtaining separate legal representation is warranted), as such costs and expenses are incurred. Notwithstanding the foregoing, the provisions of this Section with respect to reimbursement of costs and expenses shall in no way affect Executive's rights to be indemnified and/or advanced expenses in accordance with the Company's corporate documents and/or in accordance with this Agreement;

d. Other than Executive's obligations set forth in this Agreement, any and all personal obligations of Executive related to the Company or the Company's assets or liabilities, including, without limitation, any guarantees of Company debt, obligations to perform services, or any other obligations or liabilities for the benefit of the Company or its shareholders, are hereby assumed by the Company and the Company shall fully indemnify, defend, and hold harmless Executive from any and all claims, losses, and damages related to the same;

e. Upon the Company filing any future registration statements, or amending or otherwise renewing the same, the Company shall use its commercially reasonable best efforts to include the registration of all of Executive's unregistered shares, and remove all restrictions on their transfer; and

f. If Company attends any ceremony of being listed on a new stock listing, (such as bell ringing at the stock market) within one year of the Separation Date, the Company will invite Executive to attend the ceremony and pay reasonable travel associated with attending the ceremony.

4. REPRESENTATIONS. Executive and the Company make the following representations, each of which is an important consideration to the other party's willingness to enter into this Agreement:

a. Executive understands and agrees that she has been advised to consult with an attorney of her choice concerning the legal consequences of this Agreement. Executive hereby acknowledges that prior to signing this Agreement, she had the opportunity to consult, and did consult, with an attorney of her choosing regarding the effect of each and every provision of this Agreement.

b. Executive acknowledges and agrees that she knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that she was neither fraudulently induced nor coerced to enter into this Agreement.

c. Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

5. CONFIDENTIALITY; OWNERSHIP OF INTELLECTUAL PROPERTY.

a. Executive may obtain, receive, or gain access to Confidential Information in connection with Executive's Section 2 consulting work for the Company. The foregoing statement shall not be interpreted to relieve the Company of its Section 2 obligation to withhold material nonpublic information from Executive. Executive acknowledges that disclosure of Confidential Information outside of the Company would severely affect the Company or its affiliates and provide the recipient of the Confidential Information with an unfair competitive advantage. During Executive's consulting relationship with the Company and at all times thereafter, Executive will hold all Confidential Information in strictest confidence and will not copy, acquire, use, publish, disclose, or communicate any Confidential Information except as necessary for Executive to perform Executive's consulting duties for the Company. "Confidential Information" means all information, data, and materials in whatever form, tangible or intangible, and whether or not marked or otherwise designated as confidential, that is not generally known to the public and that relates to the business, technology, practices, projects, products, services, inventions, ideas, trade secrets, developments, marketing, sales, customers, finances, or legal affairs of the Company or its affiliates, including without limitation information regarding business plans, marketing and sales data and plans, budgets, pricing information, suppliers, customer lists and information, data (equipment, operational, and other data), concepts, techniques, processes, methods, know-how, designs, technology, computer programs, licenses, formulas, and development or experimental work, in all cases directly related to the Business. Without limiting the generality of the foregoing, trade secrets are further defined in the Uniform Trade Secrets Act, RCW 19.108 et seq.

b. Executive will preserve as confidential any information that Executive learned or obtained from a third party or relating to a third party (such as a client, customer, affiliate, partner, or vendor) that is not readily available to the public or that the Company is obligated to treat as confidential, and Executive will treat such information as Confidential Information.

c. Executive further represents and warrants that Executive has not disclosed, either directly or indirectly, or used in any way Confidential Information or other proprietary information of the Company except as authorized by the Company.

d. As used in this Agreement, "Proprietary Materials" means all reports, products, devices, computer programs, techniques, algorithms, procedures, discoveries or inventions, whether patentable or copyrightable and whether reduced to practice, and all materials, texts, drawings, specifications, source code, data and other recorded information, in preliminary or final form and on any media whatsoever, that (i) relates to or arises from Confidential Information; (ii) results from or is suggested by Executive or her performance of the services described in Section 2; or (iii) is created, conceived, reduced to practice, developed, discovered, invented, or made by Executive in the course of her performance under Section 2 of this Agreement, whether solely or jointly with others, and in all of the foregoing cases will be directly related to the Business. Company will be the exclusive owner of all Proprietary Materials. To the extent permitted under applicable laws, the Proprietary Materials will constitute "works made for hire," and the ownership of such Proprietary Materials will vest in Company at the time they are created. To the extent the Proprietary Materials are not "works made for hire" under applicable laws, Executive hereby assigns and transfers to Company all right, title, and interest that Executive may now or hereafter have in the Proprietary Materials, including but not limited to any patentable inventions, subject to the limitations set forth in this paragraph. Executive will promptly disclose to Company all Proprietary Materials. To the maximum extent permitted by law, Executive waives all moral rights in the Proprietary Materials. If the foregoing waiver is or may be inoperative or unenforceable, Executive covenants not to assert any such moral rights and not to bring any claim, action, or proceeding to enforce such moral rights. Executive will take such action (including, but not limited to, the execution, delivery and assistance in preparation of documents or giving of testimony) as may be requested by Company to evidence, transfer, vest or confirm Company's right, title and interest in the Proprietary Materials. Except as required for Executive's performance of the services described in Section 2 or as authorized in writing by Company, neither Executive nor anyone employed by or representing Executive will use, disclose, publish or distribute any Proprietary Materials or remove any Proprietary Materials from Company's premises. Executive will hold all Proprietary Materials in trust for Company and will deliver them to Company upon request and in any event upon the expiration or termination of this Agreement.

6. MUTUAL NON-DISPARAGEMENT. For the fifteen (15) month period following the Separation Date (or 24 months if the consulting arrangement is extended with the consent of the Company and Executive), (i) Executive will not, and will cause her relatives, agents, and representatives to not, knowingly disparage or make any derogatory statements regarding the Company, its directors, or its officers, and (ii) the Company will not knowingly disparage or make any derogatory statements regarding Executive; provided, however, that the foregoing restrictions shall not apply to any statements by Executive or the Company that are made truthfully in response to a subpoena or as otherwise required by applicable law or other compulsory legal process.

7. INDEMNIFICATION. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's Bylaws and Articles of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied and on terms no less favorable than those provided to any other Company executive officer or director. The rights to indemnification conferred hereby shall include, to the extent permitted by applicable law, the right to be paid by the Company the legal fees and other costs, expenses and disbursements incurred in defending any action, suit, proceeding or investigation with respect to which Executive is entitled to indemnification in advance of its final disposition. The advances to be made

pursuant to such right shall be paid by the Company to Executive promptly following receipt by the Company of invoices or other evidence reasonably satisfactory to the Company.

8. TAX MATTERS. Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986 (the "Code"), as amended or any applicable exemption. Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

9. ARBITRATION. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive's employment by the Company, Executive's service as an officer or director of the Company, or Executive's compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Seattle, Washington, before JAMS and under the JAMS Optional Expedited Arbitration Procedures. The Parties agree that the prevailing party in any arbitration will be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses, and to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive's obligations under this Agreement.

10. GOVERNING LAW. This Agreement, its Exhibit A, and all rights, duties, and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Washington, without reference to its choice of law rules, except as preempted by federal law.

11. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

12. AMENDMENTS. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.

13. DESCRIPTIVE HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.

officers, stockholders, owners, employees, agents, assigns, insurers, trustees, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and attorneys, both individually and in their representative capacities.

The Company and Executive agree that the release set forth in this Section 1 shall be and remain in effect in all respects as a complete and general release as to the matters released.

2. ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA. Executive acknowledges that she is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (the "ADEA") and that the waiver and release is knowing and voluntary. Executive and the Company agree that the waiver and release does not apply to any rights or claims that may arise under the ADEA after the date of the Agreement. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that she has been advised by this writing that (a) she should consult with an attorney prior to executing this Release; (b) she has at least twenty-one (21) days within which to consider this Release; (c) she has at least seven (7) days following the execution of this Release to revoke this Release (the "Revocation Period") and must deliver such a notice to the undersigned representative of the Company to revoke; and (d) this Release shall be effective upon the eighth day after delivery of this executed Release, provided that Executive has not revoked (the "Effective Date") until the Revocation Period has expired. Executive understands and agrees that, in order to receive the consideration provided under Section 3(a) of the Agreement (the separation payment), she must execute this Release no earlier than the Separation Date (as defined in the Agreement) and comply with the timing requirements described in this Section 2. Executive also acknowledges and agrees that: Executive did not rely upon any representation or statement concerning the subject matter of this Release, except as expressly stated in the Release; Executive understands the Release's final and binding effect; and Executive has signed the Release as Executive's free and voluntary act.

3. Executive has properly reported all hours worked. Executive has been paid in full and provided all compensation and benefits Executive earned by virtue of employment with the Company, including any bonus payments and/or payments for accrued, unused vacation. Except as stated in this Release, or as required by law, all compensation and benefits ceased on Executive's last day of employment with the Company.

4. MISCELLANEOUS. Executive represents and warrants that she has the full legal capacity, power and authority to execute and deliver this Release and to perform her obligations hereunder.

Accepted and agreed as of the date set forth below:

Company:

Intellicheck Mobilisa, Inc.

By: Bill White
Its: CFO

Executive:

Bonnie Ludlow

Bonnie Ludlow

Date: September 15, 2014

EXHIBIT A
MUTUAL WAIVER AND RELEASE OF CLAIMS

In exchange for the mutual consideration described in the Separation and Consulting Agreement (the "Agreement") by and between INTELLICHECK MOBILISA, INC., a Washington corporation (the "Company"), and BONNIE LUDLOW ("Executive"), the parties to this Mutual Waiver and Release of Claims (the "Release") agree as follows:

1. RELEASE OF CLAIMS. Executive agrees that the consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. The Company and Executive, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations and assigns from any claims against Executive or the Company and all of its Released Parties (as defined below) ("Released Claims"). This Release is comprehensive and Released Claims include all claims (including claims to costs or attorneys' fees), damages, causes of action, and disputes of any kind whatsoever, whether known or unknown, anticipated or unanticipated, contingent, or otherwise, occurring or that could be alleged to have occurred before the date and time of this Release including, without limitation:

a. any and all claims relating to or arising from Executive's employment relationship with the Company and termination of that relationship;

b. any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company;

c. any and all claims for personal injury, including but not limited to wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

d. any and all claims for violation of any federal, state or municipal statute, including, but not limited to: the Washington State Law against discrimination, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act and the Washington Business Corporation Act;

e. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

f. any and all claims for attorney's fees and costs.

However, Released Claims do not include (u) claims for breach or enforcement of this Release, (v) that arise after the execution of this Release, (w) claims that arise after execution of this Release, including claims for breach or enforcement of the Agreement (x) claims to vested benefits under ERISA, (y) workers' compensation claims, or (z) any other claims that may not be released under this Release in accordance with applicable law, including claims for criminal wrongdoing.

For the purpose of this Release, the term "Released Parties" means the Company, its affiliates, parents, subsidiaries, joint ventures, and related companies and its and their present, former, and future successors and assigns, and all of its and their present, former, and future owners, directors, officers,

stockholders, owners, employees, agents, assigns, insurers, trustees, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and attorneys, both individually and in their representative capacities.

The Company and Executive agree that the release set forth in this Section 1 shall be and remain in effect in all respects as a complete and general release as to the matters released.

2. ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA. Executive acknowledges that she is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (the "ADEA") and that the waiver and release is knowing and voluntary. Executive and the Company agree that the waiver and release does not apply to any rights or claims that may arise under the ADEA after the date of the Agreement. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that she has been advised by this writing that (a) she should consult with an attorney prior to executing this Release; (b) she has at least twenty-one (21) days within which to consider this Release; (c) she has at least seven (7) days following the execution of this Release to revoke this Release (the "Revocation Period") and must deliver such a notice to the undersigned representative of the Company to revoke; and (d) this Release shall be effective upon the eighth day after delivery of this executed Release, provided that Executive has not revoked (the "Effective Date") until the Revocation Period has expired. Executive understands and agrees that, in order to receive the consideration provided under Section 3(a) of the Agreement (the separation payment), she must execute this Release no earlier than the Separation Date (as defined in the Agreement) and comply with the timing requirements described in this Section 2. Executive also acknowledges and agrees that: Executive did not rely upon any representation or statement concerning the subject matter of this Release, except as expressly stated in the Release; Executive understands the Release's final and binding effect; and Executive has signed the Release as Executive's free and voluntary act.

3. Executive has properly reported all hours worked. Executive has been paid in full and provided all compensation and benefits Executive earned by virtue of employment with the Company, including any bonus payments and/or payments for accrued, unused vacation. Except as stated in this Release, or as required by law, all compensation and benefits ceased on Executive's last day of employment with the Company.

4. MISCELLANEOUS. Executive represents and warrants that she has the full legal capacity, power and authority to execute and deliver this Release and to perform her obligations hereunder.

Accepted and agreed as of the date set forth below:

Company:

Intellicheck Mobilisa, Inc.

____

By:
Its:

Executive:

____

Bonnie Ludlow

Date: September 15, 2014

Schedule 1
Assets Retained by Executive for Use

Description of Item	Estimate Value
Windows Desktop computer and monitor	$200